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FORM 3
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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

   Borgida,                           Chet
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   (Last)                            (First)              (Middle)

c/o BrandPartners Group, Inc.
777 Third Avenue
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                                    (Street)

  New York,                          New York               10017
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                                    3/17/03*

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Issuer Name and Ticker or Trading Symbol

     BrandPartners Group, Inc. (BPTR)

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5.   Relationship of Reporting Person(s) to Issuer
              (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person

================================================================================
                 Table I -- Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)           (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*     The Reporting Person became a director of the Company on March 17, 2003.

====================================================================================================================================
                                     Table II -- Derivative Securities Beneficially Owned
                                (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
1. Title of    2. Date Exercisable    3. Title and Amount                   4. Conversion or   5. Ownership Form       6. Nature of
   Derivative     and Expiration         of Securities                         Exercise Price     of Derivative           Indirect
   Security       Date                   Underlying Derivative                 of Derivative      Securities: Direct      Beneficial
   (Instr. 4)     (Month/Day/Year)       Security (Instr. 4)                   Security           (D) or Indirect (I)     Ownership
                                                                                                  (Instr. 5)              (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
                    Date      Expiration    Title          Amount or
                 Exercisable     Date                      Number of
                                                           Shares
------------------------------------------------------------------------------------------------------------------------------------
Option
(Right to Buy)*      *         3/25/08   Common Stock       200,000                 $0.15         D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned.

Explanation of Responses:

* On March 25, 2003 the Issuer granted to the Reporting Person five year options to purchase 200,000 shares of the Issuer's common stock, at an exercise price of $0.15 per share. The options become exercisable as follows: 100,000 on March 25, 2003, the date of grant; and 100,000 on January 1, 2004.

                                           By: /s/ Chet Borgida
                                               ---------------------------------
                                               **Signature of Reporting Person

                                           Date: March 27, 2003
                                                 --------------

*     If the form is filed by more than one Reporting Person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.